Exhibit 10.2

SNAP-ON INCORPORATED

SUPPLEMENTAL RETIREMENT PLAN FOR OFFICERS

(as amended through June 11, 2010)

SECTION 1 — INTRODUCTION

1.1 SNAP-ON INCORPORATED SUPPLEMENTAL RETIREMENT PLAN FOR OFFICERS (the “Plan”) was originally established by Snap-on Incorporated for the benefit of eligible employees of that corporation and its subsidiaries that adopted the Plan with that corporation’s consent (1/28/94, effective 4/22/94). The Plan is intended to constitute an unfunded “excess benefit plan” as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974 (“ERISA”) and an unfunded Plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as defined in Section 201(2) of ERISA (6/28/91) and is intended to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance and regulations issued under it. Benefits payable from the Plan will be paid solely from the general assets of the Corporation or other employers under the Plan.

1.2 Effective Date. The “effective date” of the Plan as originally set forth was August 26, 1983, an amended version was effective January 1, 2001, except that the provisions relating to Elections were effective December 31, 2000, and the amended version set forth below is effective January 1, 2009 (except as specifically provided otherwise below).

1.3 Employers. The term “Corporation” means Snap-on Tools Corporation until such date that name “Snap-on Tools Corporation” is changed to “Snap-on Incorporated” by shareholder approval, and on such date “Corporation” shall mean Snap-on Incorporated or any successor thereto. The Corporation and any subsidiary of the Corporation which adopts the Plan with the consent of the Corporation is referred to herein individually as an “employer” and collectively as the “employers” (1/28/94, effective 4/22/94).

1.4 Purpose. The Plan has been established to supplement retirement benefits provided by the Snap-on Incorporated Retirement Plan (“SIRP”) in the event that benefits provided under the SIRP are limited by the benefit restrictions imposed under the Code and/or limited due to participation in the Snap-on Incorporated Deferred Compensation Plan. Notwithstanding any provisions hereof to the contrary but subject to the requirements of Code Section 409A, the Corporation intends that the Supplemental Benefits of each Participant who was an active employee on October 26, 2001 shall be determined in a manner consistent with the materials provided to each such Participant in connection with his Retirement Program Choice Election Form and subject to the understandings, information, representations, and acknowledgements to which each such Participant certified on such Form, and the Corporation is authorized, in its sole discretion, to interpret, to construe, and to recommend to the Board of Directors the amendment of, any of the terms of the Plan, and to supply any omissions, for the purpose of carrying out its intentions and, without limitation, to insure that there are no unintended enhancements of the Supplemental Benefits provided hereunder.

The Plan is intended to comply with Code Section 409A with respect to the Non-Grandfathered Benefits. For purposes of Code Section 409A, the benefit under the Plan is divided into a Grandfathered Benefit and a Non-Grandfathered Benefit. The provisions of this Plan, with respect to the Grandfathered Benefit, are the provisions of the Plan in effect on October 3, 2004 and notwithstanding any other provision in the Plan, no material modifications shall be made in the provisions applicable to such benefit. Effective January 1, 2009, the Non-Grandfathered Benefit shall be subject to the provisions of this Plan. For the period from January 1, 2005 through December 31, 2008 the Non-Grandfathered Benefit shall be subject to a good faith interpretation of Code Section 409A which shall permit any action which is (i) permitted under the transitional rules contained in Treasury Regulations and other guidance issued pursuant to Code Section 409A, or (ii) is otherwise consistent with a reasonable good faith interpretation of Code Section 409A. Each provision and term of the amended Plan should be interpreted accordingly, but if any provision or term of such amended Plan would be prohibited by or be inconsistent with Code Section 409A or would constitute a material modification to the Plan with respect to Grandfathered Benefits, then such provision or term shall be deemed to be reformed to comply with Code Section 409A or be ineffective to the extent it results in a material modification to the Plan with respect to a Grandfathered Benefit.

1.5 Additional Definitions. The following are definitions of terms and provisions not found elsewhere in the Plan, and certain other terms and provisions are defined where they first appear:

1.5.1 “Account-Based Participant” shall mean, collectively, each employee who becomes a Participant on or after January 1, 2001 who is a Qualified Account-Based Participant, and each Participant who selected Option 2 or Option 4 on his Retirement Selection Form.

1.5.2 “Actuarial Equivalent” shall mean (i) with respect to the Grandfathered Benefit a form of benefit differing in time period, or manner of payment, from the Normal Form of benefit provided under the Plan, but where the actuarial reserve required to provide such form of benefit is equal to the actuarial reserve required to provide the Normal Form of Supplemental Benefit and will be based on the interest assumptions and the mortality factors set forth in Section 6.12(a) of Article III of the SIRP; provided, however, that, solely in the case of a Final-Average Participant, in converting his Normal Form to a different Available Payment Form, the Plan shall use (i) the mortality table set forth in Section 6.12(b)(ii) of Article III of the SIRP, and (ii) an interest rate equal to the greater of (x) the interest rate which would be used as set forth in Section 6.12(b)(i) of Article III of the SIRP, or (y) the FAS 87 interest rate at the time, reduced by 1.5%; and provided, finally, that, notwithstanding the foregoing, for all purposes of Section 8 of the Plan, it shall have the meaning set forth in Subsection 8.4.

(ii) with respect to the Non-Grandfathered Benefit, a form of benefit differing in time period, or manner of payment, from the Normal Form of benefit provided under the Plan, but where the actuarial reserve required to provide such form of benefit is equal to the actuarial reserve required to provide the Normal Form of Supplemental Benefit and will be based on the interest assumptions and the mortality factors set forth in Section 6.12(a) of Article III of the SIRP; provided, however, that solely in the case of a Final Average Participant, in converting his Normal Form to a different Available Payment Form, the Plan shall use: (i) the “applicable mortality table” prescribed by Section 417(e)(3)(B) of the Code; and (ii) an interest rate for any calendar year equal to the adjusted first, second and third segment rates applied under the rules of Code Section 430(h)(2)(C) (except that such first, second and third segment rates shall be determined under Code Section 430(h)(2)(C) as if Section 430(h)(2)(D) was applied substituting the average yield for the month of November preceding the calendar year for the average yields for the 24 month period described in such Section, and Section 430(h)(2)(G)(i)(II) were applied by substituting Section 417(e)(3)(D) for Section 412(b)(5)(B)(ii)(II)).

1.5.3 “Adjusted Benefits” shall mean the benefits payable to a Participant under the SIRP expressed in a form, and subject to the adjustments, which the Corporation determines are required to enable the Corporation to calculate the Supplemental Benefits hereunder while continuing to satisfy the applicable requirements of Code Section 409A with respect to the Non-Grandfathered Benefit.

1.5.4 “Annuity Payments” shall mean (i) in the case of a Final-Average Participant, payment of his Supplemental Benefits in the manner provided in Subsection 2.3(a), and (ii) in the case of an Account-Based Participant, payment of his Supplemental Benefits monthly, on the first of each calendar month (effective 1/1/07), for his lifetime with a guarantee of total payments equal to the Lump Sum amount of such Participant’s original Supplemental Benefit.

1.5.5 “Available Payment Form” shall mean payment (i) in a Lump Sum, (ii) in 120, 180 or 240 Installment Payments, or (iii) in Annuity Payments, each as further described in the “Supplemental Pension Election Form” furnished to each Participant on or before December 31, 2001 or later, and in its successor form or forms. For purposes of applying only the subsequent election rules of Code Section 409A to the Non-Grandfathered Benefit, Installment Payments will be treated as a series of separate payments.

1.5.6 “Elect”, “Election” and similar terms shall mean the timely filing of a complete and timely executed Election Form with the Corporation, in which a Participant Elects to have his Supplemental Benefits paid in an Available Payment Form. With respect to the Grandfathered Benefit, only the last Election Form filed on or before such Participant’s Final Election Date shall be such Participant’s Election. For purposes of this Subsection, a “timely filing” of an initial, executed, otherwise valid Election Form with respect to a Non-Grandfathered Benefit shall mean a filing with the Corporation on or before the last day of 2008 (for any Employee who is a Participant during 2008) or in the case of a newly eligible employee who first joins the Plan mid-year, within thirty (30) days after the individual became eligible to participate, and a “timely filing” of a subsequent, executed, otherwise valid Election Form with respect to a Non-Grandfathered Benefit shall mean a filing with the Corporation (i) made at least twelve (12) months before payment under the newly elected Alternative Payment Form is scheduled to begin (or paid, as appropriate), (ii) which is not effective for at least twelve (12) months after the date the subsequent Election Form was executed, and (iii) which defers payment at least five (5) years after the date payments under the prior, changed Available Payment Form would have started (or been paid, as appropriate). Only the last Election Form timely filed shall be such Participant’s Election and shall be irrevocable (subject to change only as provided in the Plan). In the absence of a valid Election (as determined by the Corporation in its sole discretion), a Participant’s Supplemental Benefits will be paid in the Normal Form. An election to change the form of payment with respect to a Non-Grandfathered Benefit from one form of Annuity Payment to another permitted, actuarially equivalent form of Annuity Payment will not be treated as made by a subsequent Election for purposes of determining whether the Election Form containing the election was timely filed.

1.5.7 “Election Form” shall mean a written form, prepared and distributed by the Corporation, on which the Participant may select the Available Payment Form in which his Supplemental Benefits will be distributed and such other matters as shall be determined by the Corporation. Separate Election Forms shall be applicable to Grandfathered Benefits and Non-Grandfathered Benefits.

1.5.8 “Final-Average Participant” shall mean, collectively, each employee who becomes a Participant on or after January 1, 2001 who is a Qualified Final-Average Participant, each Participant who selected Option 1 or Option 3 on his Retirement Selection Form, and each Participant on October 26, 2001 who was not an employee of Snap-on Incorporated or any subsidiary employer on that date.

1.5.9 “Final Election Date” with respect to an initial selection of the Available Payment Form applicable to the Grandfathered Benefit shall mean the last day of the calendar year preceding the calendar year in which a Participant Separates, provided; however, that notwithstanding the foregoing, each Participant, whose Final Election Date would otherwise be December 31, 2000, may Elect, on an Election Form filed on or before December 31, 2000, to postpone his Final Election Date until any date after December 31, 2001.

1.5.10 “Grandfathered Benefit”. The Grandfathered Benefit is the vested portion of the compensation deferred under the Plan as of December 31, 2004. The compensation deferred under this Plan as of December 31, 2004 for any Final Average Participant is the present value of the amount which the Participant would have been entitled to under the Plan if the Participant: (i) voluntarily terminated services without cause on December 31, 2004; (ii) received a payment of the benefits available from the Plan on the earliest possible date a payment of benefits is allowed under the Plan following the termination of services; and (iii) received the benefits in the form with maximum value. For purposes of determining the Grandfathered Benefit of a Final Average Participant, “present value” shall be determined using the actuarial assumptions that were used by the Plan with respect to such benefit as of December 31, 2004 (an interest rate of 5.12% and the UP 1984 Mortality Table). To the extent that the Grandfathered Benefit of any Final Average Participant exceeds the Adjusted Benefits of such Participant at such Participant’s benefit commencement date, the Grandfathered Benefit shall be reduced to the amount of the Adjusted Benefits and the

Participant will have no Non-Grandfathered Benefits. The compensation deferred under this Plan as of December 31, 2004 for any Account Based Participant is the Participant’s account balance as of December 31, 2004 (including amounts credited to such account after December 31, 2004 which were earned as of December 31, 2004) and any interest credited to such account balance. The amendments made to the interest credits and pay credits under the SIRP for Account Based Participants in 2008 shall not affect the Grandfathered Benefit of such Account Based Participant. The Grandfathered Benefit for each Participant is identified in Exhibit A attached to this Plan. A separate sub-account shall be established in the records of the Plan to reflect the Grandfathered Benefits of Account Based Participants.

1.5.11 “Installment Payment” shall mean payment of a Participant’s Supplemental Benefits in equal payments made on the first day of each calendar month for a fixed period of calendar months.

1.5.12 “Lump Sum” shall mean payment of a Participant’s Supplemental Benefits in a single payment.

1.5.13 “Non-Grandfathered Benefit”. The Non-Grandfathered Benefit is the portion of the Adjusted Benefits under this Plan, if any, which is not a Grandfathered Benefit.

1.5.14 “Normal Form” shall mean payment of a Participant’s Supplemental Benefits (i) in the case of a Final-Average Participant, in an Annuity Payment, and (ii) in the case of an Account-Based Participant, in a Lump Sum.

1.5.15 “Participant” shall mean a Final-Average Participant, and an Account-Based Participant, collectively, except that where it is necessary or appropriate to identify a particular category of Participant, there will be an appropriate specific reference.

1.5.16 “Qualified Account-Based Participant” shall mean each Participant who is participating in the Account-Based component of the SIRP.

1.5.17 “Qualified Final-Average Participant” shall mean each Participant who is participating in the Final Average Pay component of the SIRP.

1.5.18 “Retirement Date” shall mean the date determined in Subsection 2.3(c).

1.5.19 “Retirement Selection Form” shall mean the form entitled “Your Snap-on Retirement Program Choice Election Form” provided to each Participant who became and employee of Snap-on Incorporated or any subsidiary employer prior to January 1, 2001 and continued to be such an employee on October 26, 2001.

1.5.20 “Separates”, “Separation”, and similar terms shall mean a Participant’s termination of all employment with Snap-on Incorporated and any subsidiary employer for any reason (including death or disability determined as provided in Subsection

2.3(c)), or, with respect to a Participant’s Non-Grandfathered Benefits, a reduction in the level of bona fide services by the Participant to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36 month period, other than while the individual is on sick leave, military leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leaves does not exceed twelve (12) months or, if longer, so long as the individual’s right to reemployment with Snap-on Incorporated or any subsidiary employer is provided either by statute or contract. If the period of leaves exceeds twelve (12) months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such twelve-month period. Separates and Separation shall mean, with respect to a Grandfathered Benefit, a Participant’s termination of employment with Snap-on Incorporated and any subsidiary employer for any reason (including death or disability).

1.5.21 “Specified Employee” means Participants in the group that consists of (i) those employees of the Corporation and its subsidiaries (including non-resident alien employees) constituting the fifty most highly compensated officers of the Corporation and its subsidiaries (within the meaning of Code Section 416(i)(1)(A)(i)), plus (ii) those additional officers of the Corporation and its subsidiaries who would be included in the group of 50 officers described in clause (i) above if in making the determination under clause (i) non-resident alien employees were not taken into account.

1.5.22 “Supplemental Benefits” shall mean the retirement benefit which the Participant has earned under Subsection 2.2. The Supplemental Benefits shall be divided (as appropriate) between a Grandfathered Benefit and a Non-Grandfathered Benefit.

SECTION 2 — PARTICIPATION AND SUPPLEMENTAL BENEFITS

2.1 Eligibility. Each employee of Snap-on Incorporated or any subsidiary employer who was a Participant in the Plan will continue to be eligible to participate in the Plan in accordance with the terms of the Plan. Each employee of the Corporation will become a Participant in the Plan and eligible for benefits in accordance with Subsection 2.2, provided that such Participant meets the following requirements:

(a) The employee is an elected officer of the Corporation, as determined under the Bylaws of the Corporation; and (1/28/94, effective 4/22/94)

(b) Such employee is a member of the SIRP (1/28/94, effective 4/22/94).

2.2 Supplemental Benefits. Supplemental benefits payable to or on behalf of a Participant under the Plan shall be calculated as of his Retirement Date and (i) in the case of a Final-Average Participant shall be equal to the difference (if any) between (w) the retirement income or the pre-retirement spouse’s benefit, computed for the Participant (and, if such Final-Average Participant is a Qualified Account-Based Participant, computed as though he were a Qualified Final-Average Participant) or his surviving spouse in accordance with the provisions of the Final Average Pay Component of the SIRP (disregarding any benefit or compensation limitations contained in the Code and/or limited due to participation in Snap-on Tools Corporation Deferred Compensation Plan)

(6/28/91), and (x) the Adjusted Benefit which is actually payable under the SIRP; and (ii) in the case of an Account-Based Participant, shall be equal to the difference (if any) between (y) the full amount of the Participant’s Account Balance computed for the Participant (and, if such Account-Based Participant is a Qualified Final-Average Participant, computed as though he were a Qualified Account-Based Participant) in accordance with the provisions of the Account-Based Component of the SIRP as though such Account-Based Participant had elected to participate in the Account-Based Component on July 1, 2001, except that (A) in computing such Account-Based Participant’s Opening Account Balance there shall be substituted, for such Account-Based Participant’s “final average accrued benefit” in Section 4.4 of Article II of the SIRP, the amount which would be determined under (i) (w) of this Subsection 2.2 if such Account-Based Participant were a Final-Average Participant and his Retirement Date was June 30, 2001; and (B) his Earnings under Section 4.5 of Article II of the SIRP were determined without regard to the last sentence thereof, and (z) the Adjusted Benefit which is actually payable under the SIRP; in each case subject to the following limitations:

(a) Should employment of any person other than Robert A. Cornog continue after service as an officer terminates, retirement benefits under this Plan will not accrue after the calendar year in which service as an officer terminates. Effective October 27, 2000, Robert A. Cornog’s retirement benefits under this Plan will accrue through March 31, 2002 as if he were an officer through March 31, 2002, regardless of his actual status as an officer after October 27, 2000 (April 26, 1985) (October 27, 2000).

(b) The maximum Supplemental Benefits payable annually under this Plan for any Participant who retired under the Plan prior to January 28, 1994 are limited to $150,000 (1/28/94).

(c) Supplemental Benefits will be payable in accordance with Subsection 2.3.

(d) Deferred compensation will be considered as eligible earnings only for the year payment is deferred for purposes of determining retirement benefits (8/22/86).

(e) For purposes of calculating the Supplemental Benefits (i) for Robert A. Cornog, two (2) years of credited service, and (ii) for Dale Elliot, one and one-half years of credited service, shall be credited for each year of his credited service under the SIRP for both accrual and vesting purposes, and notwithstanding anything in the Plan to the contrary except this Subsection 2.2(e), effective October 27, 2000, Robert A. Cornog shall be deemed to have remained employed by the Corporation through March 31, 2002 at the rate of compensation in effect with respect to Robert A. Cornog through March 31, 2002 (or on such earlier date, if any, that Robert A. Cornog terminates his employment with the Corporation); provided, however, that Robert A. Cornog’s Transition Payment (as defined in Paragraph 2 of the Retention and Recognition Agreement dated October 27, 2000 between Robert A. Cornog and the Corporation (the “Retention Agreement”) will not be considered as compensation for purposes of this Plan. Supplemental Benefits for Robert A. Cornog under this Plan shall be calculated in a manner that is consistent with the Retention Agreement. (June 25, 1992) (October 27, 2000).

Notwithstanding the forgoing, the amendment of this Plan as provided under Subsection 1.2 shall not reduce a Participant’s Supplemental Benefits accrued prior to December 31, 2000 in violation of Section 6.

Notwithstanding anything in this Section to the contrary, Robert A. Cornog shall be a Participant in this Plan through March 31, 2002 without regard to whether he is an officer after October 27, 2000.

Notwithstanding any provision hereof to the contrary, in making the calculations relating to the comparison of benefits under the SIRP to benefits computed by disregarding any benefit or compensation limitations contained in the Code and/or limited due to participation in the Snap-on Tools Corporation’s Deferred Compensation Plan, the Corporation, in its sole discretion, shall, (subject to the limitations imposed by Code Section 409A) adopt such procedures and assumptions as it shall deem appropriate to carry out the intent of this Plan, but shall treat persons similarly situated in a similar manner.

2.3 Payment of Benefits. Subject to the provisions of this Plan, Supplemental Benefits shall be payable to or on behalf of a Participant, with respect to Grandfathered Benefits and to Non-Grandfathered Benefits of Participants who are not Specified Employees commencing on his or her Retirement Date and with respect to Non-Grandfathered Benefits of Specified Employees commencing on the date that occurs six (6) months after his or her Retirement Date. Supplemental Benefits will be paid in the Normal Form unless the Participant has Elected a different Available Payment Form in which case they will be paid in accordance with such Election.

(a) Normal Form For Final-Average Participant. The Normal Form of Supplemental Benefits payments to a Final-Average Participant who retires on a normal, deferred or early Retirement Date will be made monthly, will commence on his or her Retirement Date with respect to Grandfathered Benefits and to Non-Grandfathered Benefits of Participants who are not Specified Employees, and with respect to Non-Grandfathered Benefits of Specified Employees on the date that occurs six (6) months after his or her Retirement Date and (i) will continue thereafter for life; (ii) if the Final-Average Participant dies within a period of five years after his Retirement Date, a continuing payment of the same amount will be made to his eligible spouse (as defined in Subsection 5.2) if then surviving, or if such eligible spouse is not living or dies prior to the expiration of such five-year period, to his beneficiary, for the balance of said period; and (iii) if, at the later to occur of the death of a retired Final-Average Participant or the completion of the applicable five-year period specified in (ii) of this Subsection 2.3(a), such Final-Average Participant’s eligible spouse (as defined in Subsection 5.2) is living, such spouse shall be entitled to receive a monthly supplemental benefit on the first day of the next month, equal to 50 percent of the monthly supplemental benefit which the Final-Average Participant or such eligible spouse was receiving on such date and continuing on the first day of each month thereafter with the last payment being the payment due on the first day of the month in which such spouse’s death occurs. If such spouse is more than ten years younger than the Final-Average Participant, the amount of monthly benefit payable to such spouse shall be reduced by an appropriate percentage (determined actuarially) for each full month by which such spouse’s age is more than ten years less than the Final-Average Participant’s age. Because payments of Non-Grandfathered Benefits of

Specified Employees under this Section will be delayed for six (6) months following a Participant’s Retirement Date, the first payment will be equal to 7 months of monthly payments.

(b) Normal Form For Account-Based Participant. The Normal Form of Supplemental Benefits payments to an Account-Based Participant will be payment in a Lump Sum.

(c) Retirement Date. (i) Non-Grandfathered Benefit. For all purposes of a Participant’s Non-Grandfathered Benefits under this Plan, the “Retirement Date” of each Participant shall be (i) in the case of a Final-Average Participant, the first day of the month coincident with or next following the date as of which such Final-Average Participant actually retires or is retired from the employ of all of the employers (x) on or after attaining age 65 years, (y) on or after attaining age 50 years if he has completed ten or more years of continuous employment with the Corporation or an affiliate after commencing participation in the SIRP, or (z) on the date he is retired because of total and permanent disability if he has completed ten or more years of continuous employment with the Corporation or an affiliate after commencing participation in the SIRP; and (ii) in the case of an Account-Based Participant, the first day of the month coincident with or next following the date of his Separation. Notwithstanding anything in the SIRP and this Plan to the contrary, for purposes of this Section, a Final-Average Participant “retires,” “retired,” or “is retired” only when he has Separated from Snap-on Incorporated and any subsidiary employer for any reason (other than death); provided, however that solely for purposes of determining the six (6) month delay (in Subsection 2.3(a)) on benefit payments to a Participant who has retired, the terms “retires,” “retired,” and “is retired” will not include termination by reason of disability or total and permanent disability; and provided further, that a Final-Average Participant’s employment with Snap-on Incorporated or any subsidiary employer will not be deemed to have terminated while the individual is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leaves does not exceed twelve (12) months or, if longer, so long as the individual’s right to reemployment with Snap-on Incorporated or any subsidiary employer is provided either by statute or by contract. If the period of leave exceeds twelve (12) months and the individual’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such twelve-month period.

For purposes of this Subsection and Subsection 1.5.20, “total and permanent disability” and “disability” shall mean, notwithstanding any other definition in the SIRP, that the Final-Average participant or the Account-Based Participant is incapable of engaging in any substantial gainful occupation by reason of any medically determinable physical or mental impairment which can be expected either (i) to result in death, or (ii) to last for a continuous period of not less than twelve (12) months. The determination of “disability” or “total and permanent disability” shall be made by the Corporation in its sole discretion.

(ii) Grandfathered Benefit. For purposes of a Participant’s Grandfathered Benefits under this Plan, the “Retirement Date” of each Participant shall be (i) in the case of a Final-Average Participant, the first day of the month coincident with or next following the date as of which such Final-Average Participant actually retires or is retired from the employ of all of the employers (x) on or after attaining age 65 years, (y) on or after attaining age 50 years if he has completed ten or more years of continuous employment under the SIRP, or (z) on the date he is retired because of total and permanent disability if he has completed ten or more years of continuous employment under the SIRP; and (ii) in the case of an Account-Based Participant, the first day of the month coincident with or next following the date of his Separation; provided, further, that if such Participant has filed a proper and timely deferral Election Form, it shall mean the January 1st as therein selected.

(d) Pre-retirement Spouse’s Benefit and Other Death Benefit. In the event a Final Average Participant who has Elected to receive his Supplemental Benefits in the Normal Form at the time of his death, and who has a spouse to whom he is legally married at the time he satisfied the requirements of Subsection 2.3(c)(i)(y) or 2.3(c)(ii)(y) above dies leaving an eligible spouse, there shall be payable to such Final-Average Participant’s eligible spouse the supplemental amount that would have been payable to his spouse under Subsection 2.3(a)(iii) above had the Participant retired on the first day of the month coincident with or next following the month in which his death occurred, had received payment commencing on such date in the form described in Subsections 2.3(a) for a period of five years and then died. Such monthly spouse’s benefit will be paid to such spouse on the first day of the month coincident with or next following the date of the Final-Average Participant’s death and will be payable on the first day of each month thereafter, with the final payment being the payment due on the first day of the month in which such spouse’s death occurs. In the event a Participant is a Final-Average Participant who has elected to receive his Supplemental Benefit in a Lump Sum or in Installment Payments on the date of his death, or is an Account-Based Participant, and in either case, has a spouse to whom he is legally married at the date of his death, there shall be payable to such eligible spouse or, in the absence of an eligible spouse, to his beneficiary, the full amount of his or her Supplemental Benefits in the form the Participant has Elected or, in the absence of an Election by an Account-Based Participant, in the Normal Form. Without limiting the generality of the forgoing, subsequent to the commencement of payments in any Available Payment Form, the provisions of this Section 2.3(d) shall have no applicability or effect, and all death benefit payments, if any, will be determined in accordance with the terms of such Available Payment Form.

(e) Lump-Sum Distribution of Small Amounts. Notwithstanding the foregoing provisions of this Section 2.3, if the value of a Participant’s Non-Grandfathered Benefit is less than or equal to the dollar limit set forth under Code Section 402(g) ($16,500 for 2010) on the date of the Participant’s Separation from Service, the Participant’s Non-Grandfathered Benefit shall be paid in a lump sum to the Participant as soon as administratively practicable following the date that occurs six (6) months after the Participant’s Separation from Service. For a Participant who has Separated from Service prior to May 1, 2010 with a Non-Grandfathered Benefit that does not exceed the limit set forth in this paragraph, the balance of such Non-Grandfathered Benefit shall be paid in a lump sum to the Participant as soon as administratively practicable following May 1, 2010.

(f) Payment Pursuant to a Qualified Domestic Relations Order. Notwithstanding the foregoing provisions of this Section 2.3, a domestic relations order, as defined in Code Section 414(p)(1)(B), may provide that a Participant’s rights with respect to all or a part of the Participant’s Supplemental Benefit are transferred to an alternate payee. Such domestic relations order may provide that payments to the alternate payee will be accelerated and that such payments will be paid in a different form than the form elected by the Participant, so long as the form is permitted by the Plan.

The computation and payment of such benefits by the Corporation shall be conclusive on the Participant, his eligible spouse and his beneficiary (6/23/89).

Notwithstanding the provisions of Subsections 2.3(a)(iii) and 2.3(d), if Robert Cornog is a Final-Average Participant and has not Elected to receive his Supplemental Benefits in other than the Normal Form, and if the amount payable to the surviving spouse of Robert Cornog in the form of payment specified therein is less than $50,000 per year, the minimum amount payable to such spouse, pursuant to whichever of such Subsections, if any, apply, on an annual basis shall be $50,000 (6/25/92).

Notwithstanding anything in this Section to the contrary, a Participant will be allowed to elect on or before December 31, 2000 to defer to 2002 the payment of all Supplemental Benefits that might otherwise be payable in 2001.

2.4 Benefits Provided by Employers. Benefits under this Plan paid to a Participant, his surviving spouse or his beneficiary may be paid directly by the Participant’s employer. No employer shall be required to segregate any assets or establish any trust or fund to provide for the payment of benefits under this Plan (6/23/89).

SECTION 3 — OTHER EMPLOYMENT

3.1 A Participant or other person receiving Supplemental Benefits under the Plan will continue to be entitled to receive such payments regardless of other employment or self-employment.

SECTION 4 — FORFEITURE FOR CAUSE

4.1 Notwithstanding any provisions of the Plan to the contrary except Section 8, a retired officer will be disqualified for benefits under this Plan if he, during his term of employment with the Corporation, or within two years of the date his employment terminates:

(a) Uses or discloses trade secrets for the benefit of someone other than the Corporation or its subsidiaries;

(b) Embezzles or steals cash or other property of the Corporation or its subsidiaries or performs other similar dishonest acts against the Corporation or its subsidiaries; or

(c) Enters into a business in direct competition with the Corporation or its subsidiaries as either an employee, director, proprietor, consultant, partner or joint venturer of such business (1/6/84).

SECTION 5 — GENERAL

5.1 Administration. The Plan will be administered by the Corporation. The Board of Directors of the Corporation will designate the person or persons authorized to act on behalf of the Corporation in the administration of the Plan.

5.2 Spouse or Beneficiary. Any benefits payable to an eligible spouse or beneficiary under the Plan shall be paid to such spouse or beneficiary eligible to receive the Participant’s benefits under the SIRP as provided in Subsection 2.3 or, if no such beneficiary as been designated, to the Participant’s estate. For purposes of this Plan, an “eligible spouse” of a Participant is a spouse of the Participant as of the Participant’s Retirement Date (or, if applicable, the Participant’s date of death) resulting from a legally recognized marriage in the State of Wisconsin (6/23/89).

5.3 Interests Not Transferable. Except as to any withholding of tax under the laws of the United States or any state, the interest of any Participant or other person under the Plan shall not be subject to the claims of creditors and may not be voluntarily or involuntarily sold, transferred, assigned, alienated or unencumbered.

5.4 Facility of Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Corporation, is unable to properly manage his financial affairs may be paid to the legal representative of such person (6/23/89), but a change in payee under this Subsection will not change the otherwise applicable time and form for any benefit distribution under the Plan.

5.5 Gender and Number. Words in the masculine gender shall include the feminine gender and, where the context admits, the plural shall include the singular and the singular shall include the plural.

5.6 Controlling Law. Except to the extent superseded by the laws of the United States, the laws of Wisconsin shall be controlling in all matters relating to the Plan.

5.7 Successors. This Plan is binding on each employer and will inure to the benefit of any successor of an employer, whether by way of purchase, merger, consolidation or otherwise.

5.8 Not a Contract. This Plan does not constitute a contract of employment, and shall not be construed to give any Participant the right to be retained in any employer’s employ. No Participant shall have any rights under this Plan except those specifically provided herein. Such Participant shall not have any right or security interest in any specific asset of the employers or any trust, it being understood that any assets set aside shall be available for the claims of an employer’s creditors (6/23/89).

5.9 Litigation by Participant. If a legal action relating to the Plan is begun against the Corporation or an employer by or on behalf of any person, or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the cost to the Corporation or the employer of defending the action shall be charged to the extent permitted by law to the sum, if any, which were involved in the action or were payable to the Participant or other person concerned, or to the Supplemental Benefits payable to the Participant under the Plan.

SECTION 6 — AMENDMENT AND TERMINATION

6.1 While the Corporation expects to continue the Plan indefinitely, the right to amend or terminate the Plan by action of the Board of Directors of the Corporation (or by action of those to whom the Board of Directors of the Corporation has delegated in writing the power to amend the Plan) is hereby reserved, provided that in no event shall any Participant’s Supplemental Benefits accrued to the date of such amendment or termination be reduced or modified by such action except (i) where an amendment is made at the recommendation of the Corporation made pursuant to an express authority hereunder to make such recommendations and (ii) where an amendment is mandatory, or desirable, as determined in the sole discretion of the Corporation, in order for any Non-Grandfathered Benefit under the Plan to comply with (or to continue to comply with) the requirements imposed on the Plan by Code Section 409A for the Plan to continue to provide tax-deferred compensation under the Code. Any Supplemental Benefits accrued to the date of such amendment or termination shall be payable under Subsection 2.3 (8/28/87)(6/23/89); provided, however, that notwithstanding anything in this Section to the contrary, no payment date of any Non-Grandfathered Benefit under this Plan may be accelerated as a result of the termination of the Plan under this Section, except that:

(a)

a distribution may be made upon termination of the Plan within twelve (12) months of the dissolution of Snap-on Incorporated that is taxed under section 331 of the Code, provided that the amounts distributed from the Plan are included in Participants’ incomes in the plan year in which the termination occurs.

(b)

a distribution may be made upon termination of the Plan with the approval of the bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), provided that the amounts distributed from the Plan are included in Participants’ incomes in the plan year in which the termination occurs;

(c)

a distribution may be made upon termination of the Plan within the 30 days before, or 12 months after, a change of control of the Corporation as defined in Code Section 409A, if: (i) all substantially similar nonqualified deferred compensation plans of Snap-on Incorporated and its subsidiary employers are also terminated; and (ii) distributions under all such plans are made within twelve (12) months of the plans’ termination; and

(d)

a distribution may be made upon termination of the Plan, if: (i) the termination does not occur proximate to a downturn in the financial health of the Corporation; (ii) all nonqualified deferred compensation plans of Snap-on Incorporated and its subsidiary employers that are the same type as the Plan are terminated; (iii) no unusual payments from those plans are made within twelve (12) months of the Plan’s termination; (iv) all payments are completed within twenty-four (24) months of the Plan’s termination; and (v) Snap-on Incorporated (and its subsidiary employers) do not adopt a replacement nonqualified deferred compensation plan of the same type as the Plan for three (3) years following the Plan’s termination.

SECTION 7 — ADDITIONAL SPECIAL RESTRICTIONS (1/1/96)

7.1 Effective Date and Overriding Provisions. The following provisions of this Section 7 shall become effective on a “restricted date” (as defined in Subsection 7.6 below) and, upon becoming effective, shall remain effective until the following related unrestricted date and, during that period, shall supersede any other provisions of the Plan to the extent necessary to eliminate any inconsistencies between the provisions of this Section 7 and any other provisions of the Plan, including any exhibits and supplements thereto, but not including any provisions of the Plan strictly required only in order for the Plan, as modified during the periods this Section is effective, to be in compliance with Code Section 409A with respect to Non-Grandfathered Benefits.

7.2 Prohibitions Against Mergers and Termination, Restrictions on Amendment. During the period beginning on a restricted date and ending on the following related unrestricted date, (i) the Plan may not be merged into any other plan or terminated, (ii) no amendment of the Plan which would reduce the accrual of benefits or change participation or vesting requirements to the detriment of existing Participants in the Plan immediately prior to the restricted date shall be permitted, except such amendments as may be strictly required only to comply with Code Section 409A with respect to Non-Grandfathered Benefits, and (iii) the provisions of Subsection 2.2(a) shall not apply with respect to any employee whose service as an officer ceases during such period.

7.3 Subsidiaries and Affiliates. For purposes of this Section 7, a “subsidiary” of the Corporation means any corporation more than 50 percent of the voting stock of which is owned, directly or indirectly, by the Corporation. An “affiliate” of the Corporation means any individual, corporation, partnership, trust or other entity which controls, is controlled by, or is under common control with the Corporation.

7.4 Prohibition Against Amendment. Except as otherwise required by law, including without limitation, by requirements imposed by Code Section 409A, the provisions of this Section 7 may not be amended, deleted or superseded by any other provision of the Plan, during the period beginning on a restricted date and ending on the related unrestricted date.

7.5 Timing and Method of Distribution. During the period beginning on a restricted date and ending on the following related unrestricted date, the timing and methods of distributions of benefits payable to or on behalf of a Participant under the Plan and the determination of Actuarially Equivalent values shall be governed by the applicable provisions of the Plan as in effect on the date immediately preceding the restricted date, except to the extent that such Plan provisions must be changed in order for Non-Grandfathered Benefits under the Plan to comply with the requirements imposed by Code Section 409A.

7.6 Restricted and Unrestricted Dates. For purposes of this Section 7, the term “restricted date” means the date on which either a Change of Control (as defined in Subsection 7.7) or a Potential Change of Control (as defined in Subsection 7.8) occurs. An “unrestricted date” means (1) in the case of a restricted date which occurs by reason of a Change of Control, the last day of the five year period following such Change of Control or (2) in the case of a restricted date occurring by reason of a Potential Change of Control, the last day of the six-month period following such Potential Change of Control.”

7.7 Change of Control. For purposes of this Plan, a “Change of Control” shall be deemed to have occurred on the first to occur of any one of the events set forth in the following paragraphs:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its COC Affiliates) representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on January 25, 2002, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on January 25, 2002 or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its COC Affiliates) representing 25% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

(iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 75% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no “Change of Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

For purposes of this definition of Change of Control, “COC Affiliate” shall have the meaning of “affiliate,” as set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act; “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act; and “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its COC Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company or (v) any individual, entity or group which is permitted to, and actually does, report its Beneficial Ownership on Schedule 13G (or any successor schedule); provided that if any such individual, entity or group subsequently becomes required to or does report its Beneficial Ownership on Schedule 13D (or any successor schedule), such individual, entity or group shall be deemed to be a Person for purposes hereof on the first date on which such individual, entity or group becomes required to or does so report Beneficial Ownership of all of the voting securities of the Company Beneficially Owned by it on such date.

7.8 Potential Change of Control. A “Potential Change of Control” shall be deemed to have occurred if:

(a) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change of Control;

(b) the Corporation or any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control;

(c) any person becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 15% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the Corporation’s then outstanding voting securities; or

(d) the Board adopts a resolution to the effect that, for purposes of this plan, a Potential Change of Control has occurred.

SECTION 8 — PAYMENT OF BENEFITS DURING CREDIT RATING LIMITATION PERIOD (10/22/99)

8.1 Effective Date and Overriding Provisions. The following provisions of this Section 8 shall become effective upon the occurrence of a “Credit Rating Limitation Date” (as defined in Subsection 8.2 below) and, upon becoming effective, shall remain effective until a subsequent “Credit Rating Delimitation Date” (as defined in Subsection 8.2 below) and, during the “Credit Rating Limitation Period” (as defined in Subsection 8.2 below) shall supersede any other provisions of the Plan, other than Section 7, to the extent necessary to eliminate any inconsistencies between the provisions of this Section 8 and any other provisions of the Plan, other than Section 7, including any exhibits and supplements thereto. The provisions of this Section 8 shall be applicable only to Grandfathered Benefits.

8.2 Credit Rating Limitation and Delimitation Dates. For purposes of this Section 8, the term “Credit Rating Limitation Date” means the date on which the Corporation’s debt rating drops below an Investment Grade Rating. “Investment Grade Rating” means a rating at or above Baa3 by Moody’s Investors Services, Inc. (or its successors) or a rating at or above BBB by Standard & Poor’s Corporation (or its successors). Only one such rating at the required level is necessary for the Corporation to have an Investment Grade Rating for purposes of this Section 8. If either or both of these ratings cease to be available then an equivalent rating from a nationally prominent rating agency shall be substituted by the Corporation. For purposes of this Section 8, the term “Credit Rating Delimitation Date” means the date on which the Company’s debt rating achieves an Investment Grade Rating after having previously lost such rating. The period of time commencing on a Credit Rating Limitation Date and ending on a Credit Rating Delimitation Date shall be the “Credit Rating Limitation Period.”

8.3 Benefit Payment Provisions. Upon the occurrence of a Credit Rating Limitation Date and on each December 31 after such date occurring during the Credit Rating Limitation Period, and prior to the occurrence of a Credit Rating Delimitation Date, a single sum payment shall be made immediately to each Participant under the Plan of the amount by which the “Actuarial Equivalent” (as defined in Subsection 8.4 below) of (a) exceeds the sum of (b) plus (c):

(a) The amount of Grandfathered Benefits determined in Subsection 2.2(i) (as limited by all of Subsection 2.2) based upon the assumptions that (1) the Participant has a nonforfeitable right to the Participant’s benefit from the SIRP, (2) the Participant incurs a Separation as of the date of determination, and (3) benefits payable from the SIRP would commence upon the earliest payment date allowed under the SIRP immediately following such termination of employment.

(b) The Actuarial Equivalent of the amount of Grandfathered Benefits, if any, determined in Subsection 2.2(ii) (as limited by all of Subsection 2.2) based upon the same assumptions as in Subsection 8.3(a) above.

(c) The Actuarial Equivalent of the amount of Grandfathered Benefits paid to such Participant based on any prior determination date pursuant to this Subsection 8.3.

8.4 Actuarial Equivalent. Actuarial Equivalent means an amount equal in value to the benefit replaced as determined with respect to a single sum distribution under Section 8 by using the average thirty (30) year Treasury rate for the second full calendar month preceding the first day of the calendar quarter in such year that contains the determination date as of which the single sum distribution is being determined, as specified by the Commissioner of the Internal Revenue Service in the Internal Revenue Bulletin, and the mortality table prescribed by the Secretary of the Treasury in revenue rulings, notices, or other guidance pursuant to Section 807(d)(5)(A) of the Code that has been published in the Internal Revenue Bulletin as of the date such single sum distribution is being determined.

8.5 Supplemental Benefits In Payment Status During Credit Rating Limitation Period. During a Credit Rating Limitation Period the Actuarial Equivalent payment of any unpaid Supplemental Benefits which are Grandfathered Benefits in payment status under this Plan shall be made immediately to the Participant or other appropriate recipient in a single sum amount.

8.6 No Duplication of Benefits. Under no circumstances shall a Participant receive duplicate payment of Supplemental Benefits under the Plan. Entitlement to periodic or other payment of Supplemental Benefits is canceled when such benefits are paid out in accordance with this Section 8.

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